PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 46 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                   Dated February 16, 1996; Rule 424(b)(3)


                           Morgan Stanley Group Inc.

                      GLOBAL MEDIUM-TERM NOTES, SERIES E
            Senior Euro Fixed Rate Bearer Notes Due March 14, 2003

The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Bearer Notes Due March 14, 2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than as described below under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

On March 14, 2001, the Company may call the Notes, in whole but not in part, upon not less than 30 nor more than 60 days notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to but not including the redemption date.

The Notes are further described under "Description of Notes - Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:                      INITIAL REDEMPTION DATE:                    APPLICABILITY OF MODIFIED
  YEN 1,000,000,000                      N/A                                       PAYMENT UPON ACCELERATION:
                                                                                     N/A
MATURITY DATE:                         INITIAL REDEMPTION
  March 14, 2003                       PERCENTAGE:  N/A                            IF YES, STATE ISSUE PRICE:  N/A

DATE OF ISSUANCE AND                   ANNUAL REDEMPTION                           OPTIONAL REPAYMENT DATE(S):
SETTLEMENT DATE:                       PERCENTAGE REDUCTION:                         N/A
  March 14, 1996                         N/A
                                                                                   DENOMINATIONS:
INTEREST ACCRUAL DATE:                 INITIAL ACCRUAL PERIOD OID:                   YEN 100,000,000
  March 14, 1996                         N/A
                                                                                   SPECIFIED CURRENCY:
TOTAL AMOUNT OF OID:                   INTEREST RATE:  3.20%                         Japanese Yen
  N/A
                                       INTEREST PAYMENT DATES:                     CALCULATION AGENT:
ORIGINAL YIELD TO MATURITY:             Interest will accrue from the                N/A
  N/A                                   Interest Accrual Date or from the
                                        last date in respect of which interest     COMMON CODE: 006424732
ISSUE PRICE:                            has been paid, as the case may be,
  100.40%                               to but excluding the fourteenth day        ISIN: XS0064247322
                                        of March in each year commencing
REDEMPTION PRICE:  100.00%              March 14, 1997.  If any Interest
                                        Payment Date falls on a day that is
PAYING AGENT:                           not a Business Day, the interest
  Chemical Bank N.A.                    payment (the amount of which shall
  (London Branch)                       not be altered by such eventuality)
                                        shall be postponed to the next day
                                        that is a Business Day unless such
                                        day is in the next succeeding
                                        calendar month in which case such
                                        interest payment will be made on
                                        the immediately preceding Business
                                        Day

                                       BUSINESS DAYS:
                                         Tokyo, London, New York

      Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             Morgan Stanley &
                             Co.International